UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 22, 2009

COVER-ALL TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13124	13-2698053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Lane Road, Fairfield, New Jersey 07004

(Address of Principal Executive Offices)

Registrant's telephone number, including area code (973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 22, 2009, Cover-All Technologies Inc., a Delaware corporation (the “Company”), entered into a new employment agreement with John Roblin, the Company’s Chairman of the Board and Chief Executive Officer, effective as of January 1, 2010 (the “Employment Agreement”). The following description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10(e)(8).

Pursuant to the Employment Agreement, Mr. Roblin will receive an annual base salary of $350,000 plus benefits and the use of a Company car, including maintenance and repair expenses in connection with the use of the car.  Mr. Roblin is also entitled to an annual cash bonus based on the financial performance of the Company.

In addition, on the effective date of the Employment Agreement, the Company shall grant Mr. Roblin five-year incentive stock options to purchase an aggregate of 150,000 shares of the Company’s common stock. The options will be granted pursuant to the Company’s Amended and Restated 2005 Stock Incentive Plan (the “Plan”) at a price per share equal to the fair market value of such shares on the date of the grant and will vest (x) as to 75,000 shares on December 31, 2010, or on such earlier date during that calendar year on which Mr. Roblin’s employment may be terminated, and (y) as to 75,000 shares on December 31, 2011, or on such earlier date during that calendar year on which Mr. Roblin’s employment may be terminated, all in accordance with and subject to the terms and conditions set forth in the Plan and a stock option agreement to be entered into between the Company and Mr. Roblin.

Upon the effective date of the Employment Agreement, the Company shall also grant Mr. Roblin an aggregate of 150,000 shares of the Company’s common stock (the “Restricted  Shares”), which will vest (x) as to 75,000 shares on December 31, 2010, or on such earlier date during that calendar year on which Mr. Roblin’s employment may be terminated, and (y) as to 75,000 shares on December 31, 2011, or on such earlier date during that calendar year on which Mr. Roblin’s employment may be terminated, all in accordance with and subject to the terms and conditions set forth in the Plan and a restricted stock grant agreement to be entered into between the Company and Mr. Roblin.  Mr. Roblin shall be entitled to be paid by the Company a “gross-up” payment equal to his federal, state and local income and payroll tax withholding obligations with respect to (i) the fair market value of the Restricted Shares as of the date of grant, and (ii) the income required to be recognized by Mr. Roblin as a result of the payment by the Company of such withholding obligations; provided, that, Mr. Roblin makes an election in a timely manner to include in gross income on the date of the grant the value of the Restricted Shares on such date pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

Mr. Roblin’s Employment Agreement is for a term of two years, provided, however, that each of Mr. Roblin and the Company may terminate the Employment Agreement at any time, with or without reason or cause, upon written notice to the other party.  If the employment of Mr. Roblin is terminated for any reason, including upon the expiration of the Employment Agreement, Mr. Roblin will be entitled to receive (i) any accrued and unpaid base salary and accrued and unused vacation days through the date of termination,  (ii) the pro rata portion of his performance bonus based on the number of days he was employed during the year, and (iii) any unreimbursed business expenses.  In addition, Mr. Roblin will be entitled to receive, as severance, for a period of six months following such termination, his base salary, benefits and continued use of the Company car, including related maintenance and repair expenses.  At the conclusion of this severance period, Mr. Roblin shall have the option to purchase this car from the Company at the car’s then current book value (on the Company’s books). Upon such termination, the Company and Mr. Roblin have agreed to mutually release each other for all claims arising in connection with Mr. Roblin's employment with the Company.

The Employment Agreement also contains a confidentiality provision, a non-solicitation covenant, a non-competition covenant and a mutual non-disparagement clause.

On December 23, 2009, the Company issued a press release with regard to Mr. Roblin’s continued employment with the Company, a copy of which is attached as Exhibit 99.1.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits.

10(e)(8)

Employment Agreement, dated December 22, 2009, by and between the Company and John Roblin.

99.1

Press Release, dated December 23, 2009.

[Signature on following page.]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVER-ALL TECHNOLOGIES INC.

By:  /s/ Ann Massey
Ann Massey, Chief Financial Officer

Date:  December 23, 2009

Index to Exhibits

Exhibit No.	Description
Exhibit 10(e)(8)	Employment Agreement, dated December 22, 2009, by and between the Company and John Roblin.
Exhibit 99.1	Press Release, dated December 23, 2009.